FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS THIRD QUARTER 2011 RESULTS

20% Sales Increase 3Q11 vs. 3Q10

EPS up $0.94; up 23% excluding charges

CRANBURY, New Jersey – (November 7, 2011) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), the leading North American producer of specialty phosphate products for food, beverage, pharmaceutical, oral care and industrial end markets, today announced its financial results for the third quarter 2011.

Third Quarter Results

•         Net sales for the third quarter 2011 were $202 million, a 20% increase over third quarter 2010.

•         Specialty Phosphates third quarter 2011 sales of $179 million increased 12% compared to third quarter 2010 with prices up 10% and volumes up 2%.

•         GTSP & Other sales at $23 million for the 2011 third quarter were $14 million above the year ago level, although lower on a sequential basis versus the second quarter, as a result of a delay on a $13 million shipment into early October.

•         Net income for the third quarter 2011 was $19 million which included a net charge of $1.8 million after-tax ($0.08 per share) for foreign exchange losses arising from a sharp fall in the Mexican peso at the end of the quarter and updates to the liability for expected future claims regarding Mexican water duties.  Net income for the third quarter 2010 was a loss of $2 million and included charges of $11.7 million ($0.53 per share) for future claims regarding Mexican water duties and $7.1 million ($0.32 per share) for call premiums and accelerated deferred financing charges related to the Company’s debt refinancing.

•         Diluted EPS for the third quarter 2011 was $0.84 compared to a loss per share of $0.10 for the third quarter 2010.  Excluding the charges mentioned above, third quarter 2011 EPS would have been $0.92 compared to $0.75 for the 2010 third quarter.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with our third quarter results which showed the benefit of continuing to attain our key business objectives. The Mexico Specialty Phosphates business recovered strongly as expected, delivering record specialty ingredients sales volumes, we delivered in full on our price increase targets and we went live on our new Enterprise Resources Planning (ERP) system.  Demand remained strong for our key differentiated products, although we did experience some restriction in our U.S. and Canada shipping rate arising from stabilization of our new ERP system during September, which affected U.S. and Canadian sales volumes.  Shipping rates are now back to normal levels and we do not expect any further adverse effects in the fourth quarter.

Mr. Gress continued, “Operating margins remained level with second quarter 2011 at 16% for Specialty Phosphates, slightly ahead of our expectations, and overall we are pleased with our positioning and the success we have had in executing on our strategy to shift our business towards higher value Specialty Phosphates, increase our export sales and drive the efficiency and stability of our operations across business cycles.

Mr. Gress concluded, “As announced last week, we also completed our first “bolt-on” acquisition of Kelatron Corporation, a leading manufacturer in the growing mineral fortification market for food and nutritional supplements.  The combination of Innophos’ strong worldwide customer relationships within the food, beverage and pharmaceutical industries, and our leading position in calcium fortification, together with Kelatron’s unique expertise in important micro nutrients, will bring significant benefits to both businesses.  We will continue to target high quality “bolt-on” acquisitions with complementary product offerings, and I remain confident that we can continue to make significant progress toward our broader strategic goals in 2011 and beyond.”

Segment Results third quarter 2011 versus 2010

Specialty Phosphates

Specialty Phosphates sales revenue was up 12% year over year with prices up 10%. Volumes were up 2% with Mexico up 32% after recovering from production shortfalls in the 2011 second quarter and compared to a weather-affected third quarter 2010.   US/Canada volume was down 6% year over year due to temporary restrictions in our shipping rates after the startup of the ERP system, although overall demand levels remain strong.

Operating income at $28 million was $2 million below third quarter 2010 levels.  On a sequential basis operating income was up $1 million and operating income margins remained at 16%, slightly ahead of expectations.

US/Canada

US/Canada Specialty Phosphates sales increased 3% for third quarter 2011 compared to third quarter 2010 on 10% higher prices but lower volumes for the reasons outlined above.

Operating income at $21 million was $6 million below third quarter 2010 levels and $5 million below second quarter 2011 levels, due to the noted volume declines and a catch up in raw material costs reducing the advantage versus market raw material prices enjoyed in the first half and resulting in third quarter 2011 operating income margins of 16%.

Mexico

The Specialty Phosphates business in Mexico showed a 45% revenue increase from third quarter 2010.  Prices were up 13% and volumes increased 32% year over year after recovering from temporary production issues in the 2011 second quarter.

Operating income at $7 million was $5 million above the third quarter 2010 and $6 million higher sequentially.  The significant sequential improvement in operating income arose from higher volumes and selling prices together with a benefit from successfully deferring the effect of higher market raw material prices to the fourth quarter. Operating income margin increased 12% sequentially to 15% for third quarter 2011 compared to 8% for the same period in 2010.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 160% for third quarter 2011 compared to the same period in 2010.  GTSP pricing improved further on a sequential basis and prices were up 58% year over year.  Volume in the 2011 third quarter was significantly below the second quarter 2011 level entirely as a result of variations in order pattern, with a $13 million shipment originally scheduled for third quarter delivery being delayed by the customer into the first week of October.

GTSP & Other recorded operating income of $5 million in third quarter 2011 compared to an adjusted break-even in third quarter 2010 after taking out the $20 million Mexican water duties charges.

Recent Trends and Outlook

The Specialty Phosphates business, in U.S., Canada and Mexico continues to see strong demand for its products, and October shipments were back to normal following the restricted shipping rate temporarily experienced in September.

Price increases were successfully implemented during the 2011 third quarter, with overall pricing for Specialty Phosphates up 10% year over year.  Market raw material prices developed as expected in the third quarter although Mexico benefited from successful purchasing strategies that deferred some of the cost impact to the fourth quarter.  The raw material cost environment remains elevated with further moderate increases in market prices reported in the fourth quarter.

Management still expects to exit the year with a year over year quarterly increase in raw material costs of $25-30 million and remains confident in its ability to raise selling prices for the fourth quarter.  Overall, the targeted additional price increases should contribute to a 16-18% Specialty Phosphates revenue growth in the fourth quarter of 2011 which also reflects current volume growth expectations of approximately 4-5%.

The anticipated increase in overall selling prices and raw material costs, along with the catch-up in the Mexico raw material cost inflation that was successfully deferred from the third to fourth quarter, is expected to result in an operating income margin of approximately 15% for Specialty Phosphates for the fourth quarter of 2011.  This will deliver average margins for the year of approximately 16% as previously anticipated.

As with Mexico Specialty Phosphates, GTSP & Other margins in the third quarter also benefited from higher selling prices while raw material cost increases were successfully deferred.  The fourth quarter is a seasonally weaker quarter for GTSP which can impact volume and pricing. Management’s current expectation is for fourth quarter revenues of approximately $30-35 million with margins estimated at 17-20%

Capital Expenditures

Capital expenditure expectations are at $35 to $40 million of spending for 2011.  Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Salts facilities, expanding geographically including last quarter’s announced investment in China, and enhancing Mexico’s capability to process multiple grades of rock, consistent with the Company’s supply chain diversification strategy. The expansion projects previously announced remain on track to deliver additional capacity in support of expected growth particularly for calcium and potassium phosphate product ranges.  In addition, limited investment continues in order to evaluate Innophos’ Mexican phosphate rock concessions.  The Company also completed the investment in its ERP project with an August 2011 startup.

About Innophos Holdings, Inc.

Innophos is the leading North American producer of Specialty Phosphates products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, Utah; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	FTI Consulting, Inc.
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Alexandra Tramont/Matt Steinberg 212-850-5600

Conference Call Details

The conference call is scheduled for Tuesday, November 8, 2011 at 10:00 am ET and can be accessed by dialing 888-713-4215 (U.S.) or 617-213-4867  (international) and entering passcode 37963200.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on November 8 and 1:00 pm ET on November 22, 2011.  The replay is accessible by dialing 888-286-8010  (U.S.) or 617-801-6888  (international) and entering passcode 10726861.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Third Quarter

Segment Reporting – Third Quarter

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Third Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended September 30, 2011 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets